Exhibit 99.1

Dynatrace Adds Jill Ward to Board of Directors
Experienced technology executive and public company board member becomes third outside director

Waltham, MASS. – Sept. 26, 2019 – Software intelligence company, Dynatrace (NYSE: DT), today announced it has named Jill Ward to its Board of Directors. Ward, an experienced board member, business leader and operating executive, brings to Dynatrace a wealth of expertise in growing global technology enterprises.

“We are excited to welcome Jill to the board of Dynatrace,” said John Van Siclen, CEO of Dynatrace. “I am confident that her expertise and insight gained while growing global technology companies will be a great contribution to the company and board in guiding Dynatrace’s continued success.”

Prior to joining Dynatrace’s Board of Directors, Ward served as CEO-elect, President and COO of Fleetmatics, a global IoT and software-as-a-service provider to businesses. That position followed nearly 13 years at Intuit, where as Vice President and then Senior Vice President and General Manager, she led a variety of Intuit’s businesses, including the accounting professionals division and an enterprise business management solutions division. Ward has additionally held a number of senior leadership positions at Telespectrum, Fidelity Investments and Bain & Co.

Ms. Ward currently serves on the boards for Carbon Black (Nasdaq: CBLK) and HubSpot (NYSE: HUBS). She also served on the board of Adaptive Insights prior to its sale to Workday (NASDAQ: WDAY) and is currently an Operating Partner for Lead Edge Capital. Until 2019, she served four years on the board of MicroLoan Foundation USA, a nonprofit that provides women-owned businesses in Africa with loans and business leadership training. Ward is a graduate of the Tuck School of Business at Dartmouth College and Wellesley College, where she earned her MBA and BA respectively.

“I have been a fan of Dynatrace, its culture of innovation and its clear commitment to the success of its customers,” said Jill Ward. “Contributing to such a strong board and management team at a company in a market-leading position is a great opportunity. I look forward to helping to build on the company’s success and working with the team to advance the next chapter in its history.”

About Dynatrace
Dynatrace provides software intelligence to simplify enterprise cloud complexity and accelerate digital transformation. With AI and complete automation, our all-in-one platform provides answers, not just data, about the performance of applications, the underlying infrastructure and the experience of all users. That’s why many of the world’s largest enterprises trust Dynatrace to modernize and automate enterprise cloud operations, release better software faster and deliver unrivalled digital experiences.

Curious to see how you can simplify your enterprise cloud? Let us show you. Visit our trial page for a free 15-day Dynatrace trial.

To learn more about how Dynatrace can help your business, visit https://www.dynatrace.com, visit our blog and follow us on Twitter @dynatrace.